Subject to Completion Dated March 31, 2026	April 2026 Pricing Supplement dated April __, 2026 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Trigger PLUS Based on the Performance of the Russell 2000® Index due April 7, 2031

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (the “Auto-Callable Trigger PLUS”) do not pay interest and do not guarantee any return of principal at maturity. Instead, if the closing value of the underlier on the call observation date is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for a cash payment of $1,154.50 per Auto-Callable Trigger PLUS, or 115.45% of the stated principal amount. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlier. If the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 75% of the initial underlier value, at maturity investors will receive the stated principal amount. However, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero. Investors may lose their entire investment in the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies only if the Auto-Callable Trigger PLUS are not redeemed, and the and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value. The Auto-Callable Trigger PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Auto-Callable Trigger PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The Russell 2000® Index (Bloomberg symbol: “RTY”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Auto-Callable Trigger PLUS
Pricing date:	April 2, 2026
Original issue date:	April 8, 2026
Call observation date:*	April 9, 2027
Call settlement date:*	April 14, 2027
Valuation date:*	April 2, 2031
Maturity date:*	April 7, 2031	Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Auto-Callable Trigger PLUS	$1,000.00	$20.00(1) $3.60(2)	$976.40
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $23.60 per Auto-Callable Trigger PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $20.00 for each Auto-Callable Trigger PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $3.60 for each Auto-Callable Trigger PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Auto-Callable Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $916.00 and $966.00 per Auto-Callable Trigger PLUS and will be less than the public offering price of the Auto-Callable Trigger PLUS. The final pricing supplement relating to the Auto-Callable Trigger PLUS will set forth the initial estimated value. The market value of the Auto-Callable Trigger PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Auto-Callable Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 9 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Auto-Callable Trigger PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1B dated July 22, 2025

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Auto-Callable Trigger PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Auto-Callable Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Auto-Callable Trigger PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Auto-Callable Trigger PLUS Based on the Performance of the Russell 2000® Index due April 7, 2031

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Automatic early redemption:	If, on the call observation date, the closing value of the underlier is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the call settlement date. No further payments will be made on the Auto-Callable Trigger PLUS after they have been redeemed.
Early redemption payment:	$1,154.50 per Auto-Callable Trigger PLUS (115.45% of the stated principal amount)
Payment at maturity:

If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per Auto-Callable Trigger PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

$1,000 + ($1,000 × underlier return × leverage factor)

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000

•

If the final underlier value is less than the trigger value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount. You will lose more than 25% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Leverage factor:	140%. The leverage factor will be applicable only if the Auto-Callable Trigger PLUS are not redeemed prior to maturity.
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	, which is 75% of the initial underlier value (rounded to three decimal places)
Initial underlier value:	, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017UQZ6/ US78017UQZ65
Listing:	The Auto-Callable Trigger PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
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Auto-Callable Trigger PLUS Based on the Performance of the Russell 2000® Index due April 7, 2031

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Auto-Callable Trigger PLUS Based on the Performance of the Russell 2000® Index due April 7, 2031 (the “Auto-Callable Trigger PLUS”) can be used:

▪	To provide an opportunity to earn the early redemption payment, which is an amount equal to $1,154.50 per Auto-Callable Trigger PLUS, or 115.45% of the stated principal amount, if the closing value of the underlier on the call observation date is greater than or equal to the initial underlier value

▪	As an alternative to direct exposure to the underlier that, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, enhances returns for any positive performance of the underlier

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to enhance returns and outperform the underlier in a bullish scenario

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to achieve similar levels of upside exposure to the underlier as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, to avoid a loss of principal in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, at maturity the Auto-Callable Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 5 years (unless redeemed earlier)
Early redemption payment:	$1,154.50 per Auto-Callable Trigger PLUS (115.45% of the stated principal amount)
Leverage factor:	140% (applicable only if the Auto-Callable Trigger PLUS are not redeemed prior to maturity)
Trigger value:	75% of the initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS.
Interest:	None

Key Investment Rationale

Investors may lose their entire investment in the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies only if the Auto-Callable Trigger PLUS are not redeemed, and the limited protection against loss, which applies only if the final underlier value is greater than or equal to the trigger value.

Automatic Early Redemption Feature	On the call observation date, if the closing value of the underlier is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for an amount per Auto-Callable Trigger PLUS equal to the early redemption payment. No further payments will be made on the Auto-Callable Trigger PLUS after they have been redeemed.
Leveraged Performance	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, the Auto-Callable Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance of the underlier relative to a direct investment in the underlier.
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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trigger Feature	If the Auto-Callable Trigger PLUS are not redeemed prior to maturity, even if the value of the underlier has declined over the term of the Auto-Callable Trigger PLUS, investors will receive their stated principal amount at maturity but only if the final underlier value is greater than or equal to the trigger value.
Upside Scenario	The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 140% of the underlier return per Auto-Callable Trigger PLUS.
Par Scenario	The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, we will pay the stated principal amount of $1,000 per Auto-Callable Trigger PLUS even if the value of the underlier has declined.
Downside Scenario	The Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value. In this case, at maturity, we will pay less than 75% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity.
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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Auto-Callable Trigger PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This document, together with these documents, contains the terms of the Auto-Callable Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Auto-Callable Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Auto-Callable Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Auto-Callable Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Auto-Callable Trigger PLUS Work

Payoff Diagram

The payoff diagrams below illustrate the payment upon early redemption or at maturity on the Auto-Callable Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Auto-Callable Trigger PLUS
Early redemption payment:	$1,154.50 per Auto-Callable Trigger PLUS (115.45% of the stated principal amount)
Leverage factor:	140% (applicable only if the Auto-Callable Trigger PLUS are not redeemed prior to maturity)
Trigger value:	75% of the initial underlier value
Minimum payment at maturity:	None

Diagram #1: Call Observation Date

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

Auto-Callable Trigger PLUS Payoff Diagram If No Automatic Early Redemption Occurs

Scenario Analysis

▪	Automatic Early Redemption Scenario. On the call observation date, if the closing value of the underlier is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed and investors would receive the early redemption payment of $1,154.50 per Auto-Callable Trigger PLUS (115.45% of the stated principal amount). If the Auto-Callable Trigger PLUS are redeemed prior to maturity, investors would not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment may be significantly less than the payment at maturity investors would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	Upside Scenario. If Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is greater than the initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 140% of the appreciation of the underlier from the initial underlier value to the final underlier value.

▪	If the underlier appreciates 3%, at maturity investors would receive a return of 4.20%, or $1,042.00 per Auto-Callable Trigger PLUS (104.20% of the stated principal amount).

▪	Par Scenario. If Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors would receive the stated principal amount of $1,000 per Auto-Callable Trigger PLUS.

▪	If the underlier depreciates 5%, at maturity investors would receive the $1,000 stated principal amount per Auto-Callable Trigger PLUS.

▪	Downside Scenario. If Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, at maturity investors would receive an amount that is less than 75% of the $1,000 stated principal amount and

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

that reflects a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS.

▪	If the underlier depreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per Auto-Callable Trigger PLUS (50% of the stated principal amount).

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Auto-Callable Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Auto-Callable Trigger PLUS. Some of the risks that apply to an investment in the Auto-Callable Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Auto-Callable Trigger PLUS unless you understand and can bear the risks of investing in the Auto-Callable Trigger PLUS.

Risks Relating to the Terms and Structure of the Auto-Callable Trigger PLUS

▪	The Auto-Callable Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Auto-Callable Trigger PLUS differ from those of ordinary debt securities in that the Auto-Callable Trigger PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity and the final underlier value is less than the trigger value, which is 75% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Auto-Callable Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Auto-Callable Trigger PLUS, and, accordingly, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, you could lose your entire initial investment in the Auto-Callable Trigger PLUS.

▪	If the Auto-Callable Trigger PLUS are automatically redeemed prior to maturity, the potential payment on the Auto-Callable Trigger PLUS is limited to the early redemption payment. If the closing value of the underlier on the call observation date is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed. In this scenario, the payment upon an automatic redemption is limited to the early redemption payment of $1,154.50 per Auto-Callable Trigger PLUS (115.45% of the stated principal amount) regardless of any appreciation of the underlier, which may be significant. In addition, if the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final underlier value is greater than the initial underlier value. Moreover, the early redemption payment may be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlier had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.

▪	Your return on the Auto-Callable Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Auto-Callable Trigger PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	The automatic early redemption feature may limit the term of your investment to approximately one year. The term of your investment in the Auto-Callable Trigger PLUS may be limited to as short as approximately one year by the automatic early redemption feature of the Auto-Callable Trigger PLUS. If the Auto-Callable Trigger PLUS are redeemed prior to maturity, you will receive no further payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	Payments on the Auto-Callable Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Auto-Callable Trigger PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Auto-Callable Trigger PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Auto-Callable Trigger PLUS.

▪	Any payment on the Auto-Callable Trigger PLUS will be determined based on the closing values of the underlier on the dates specified. Any payment on the Auto-Callable Trigger PLUS will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Auto-Callable Trigger PLUS, and significant aspects of the tax treatment of the Auto-Callable Trigger PLUS are uncertain. You should

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review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS.

Risks Relating to the Initial Estimated Value of the Auto-Callable Trigger PLUS and the Secondary Market for the Auto-Callable Trigger PLUS

▪	There may not be an active trading market for the Auto-Callable Trigger PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Auto-Callable Trigger PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Auto-Callable Trigger PLUS, the price at which you may be able to trade your Auto-Callable Trigger PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Auto-Callable Trigger PLUS. Even if a secondary market for the Auto-Callable Trigger PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Auto-Callable Trigger PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Auto-Callable Trigger PLUS in any secondary market could be substantial. If you sell your Auto-Callable Trigger PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Auto-Callable Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Auto-Callable Trigger PLUS to maturity.

▪	The initial estimated value of the Auto-Callable Trigger PLUS will be less than the public offering price. The initial estimated value of the Auto-Callable Trigger PLUS will be less than the public offering price of the Auto-Callable Trigger PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Auto-Callable Trigger PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Auto-Callable Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Auto-Callable Trigger PLUS. These factors, together with various credit, market and economic factors over the term of the Auto-Callable Trigger PLUS, are expected to reduce the price at which you may be able to sell the Auto-Callable Trigger PLUS in any secondary market and will affect the value of the Auto-Callable Trigger PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Auto-Callable Trigger PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Auto-Callable Trigger PLUS. In addition, any price at which you may sell the Auto-Callable Trigger PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Auto-Callable Trigger PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Auto-Callable Trigger PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Auto-Callable Trigger PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Auto-Callable Trigger PLUS is based on the value of our obligation to make the payments on the Auto-Callable Trigger PLUS, together with the mid-market value of the derivative embedded in the terms of the Auto-Callable Trigger PLUS. See “Structuring the Auto-Callable Trigger PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Auto-Callable Trigger PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Auto-Callable Trigger PLUS or similar securities at a price that is significantly different than we do.

The value of the Auto-Callable Trigger PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Auto-Callable Trigger PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Auto-Callable Trigger PLUS.

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Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Auto-Callable Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Auto-Callable Trigger PLUS (and possibly to other instruments linked to the underlier or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and the trigger value and, therefore, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, could increase the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Auto-Callable Trigger PLUS. Additionally, such hedging or trading activities during the term of the Auto-Callable Trigger PLUS, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Auto-Callable Trigger PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Auto-Callable Trigger PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Auto-Callable Trigger PLUS. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the Auto-Callable Trigger PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Auto-Callable Trigger PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Auto-Callable Trigger PLUS, and any of these determinations may adversely affect any payments on the Auto-Callable Trigger PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Auto-Callable Trigger PLUS in making any determinations with respect to the Auto-Callable Trigger PLUS.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier. As an investor in the Auto-Callable Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlier. The underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The Auto-Callable Trigger PLUS are subject to small-capitalization companies risk. The underlier tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the underlier may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪	Any payment on the Auto-Callable Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Auto-Callable Trigger PLUS is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of the underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the

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Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to the underlier could adversely affect any payments on the Auto-Callable Trigger PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of the underlier in the event of certain material changes in, or modifications to, the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Auto-Callable Trigger PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Auto-Callable Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Auto-Callable Trigger PLUS or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the Auto-Callable Trigger PLUS and could result in the loss of a significant portion of your initial investment in the Auto-Callable Trigger PLUS, including if you are forced to divest the Auto-Callable Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Auto-Callable Trigger PLUS has declined.

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Information about the Underlier

The underlier measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the underlier, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The closing value of the underlier on March 30, 2026 was 2,414.006. The graph below sets forth the daily closing values of the underlier for the period noted below. We obtained the information in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the call observation date or the valuation date.

The Russell 2000® Index – Historical Closing Values January 4, 2021 to March 30, 2026
The red line in the graph above represents a hypothetical trigger value based on the closing value of the underlier on March 30, 2026.
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Additional Information about the Auto-Callable Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Auto-Callable Trigger PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Auto-Callable Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Auto-Callable Trigger PLUS. The initial public offering price of the Auto-Callable Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Auto-Callable Trigger PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Auto-Callable Trigger PLUS.

Generally, this discussion assumes that you purchased the Auto-Callable Trigger PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Auto-Callable Trigger PLUS.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Auto-Callable Trigger PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Auto-Callable Trigger PLUS and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Auto-Callable Trigger PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Auto-Callable Trigger PLUS should be treated as short-term capital gain or loss unless you have held the Auto-Callable Trigger PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Auto-Callable Trigger PLUS. An alternative characterization of the Auto-Callable Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Auto-Callable Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Auto-Callable Trigger PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made

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by us, we expect that Section 871(m) will not apply to the Auto-Callable Trigger PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Auto-Callable Trigger PLUS.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Auto-Callable Trigger PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Auto-Callable Trigger PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Auto-Callable Trigger PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Auto-Callable Trigger PLUS as specified on the front cover of this document. The costs included in the original issue price of the Auto-Callable Trigger PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Auto-Callable Trigger PLUS distributed by such brokers.

The value of the Auto-Callable Trigger PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Auto-Callable Trigger PLUS if RBCCM or another of our affiliates were to make a market in the Auto-Callable Trigger PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Auto-Callable Trigger PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately twenty-four months after the original issue date, the value of the Auto-Callable Trigger PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Auto-Callable Trigger PLUS at that time. This is because the estimated value of the Auto-Callable Trigger PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Auto-Callable Trigger PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Auto-Callable Trigger PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Auto-Callable Trigger PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Auto-Callable Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Auto-Callable Trigger PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Auto-Callable Trigger PLUS

The Auto-Callable Trigger PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Auto-Callable Trigger PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs

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relating to the Auto-Callable Trigger PLUS reduce the economic terms of the Auto-Callable Trigger PLUS to you and result in the initial estimated value for the Auto-Callable Trigger PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Auto-Callable Trigger PLUS determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Auto-Callable Trigger PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Auto-Callable Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Auto-Callable Trigger PLUS. The economic terms of the Auto-Callable Trigger PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Auto-Callable Trigger PLUS and the Secondary Market for the Auto-Callable Trigger PLUS—The initial estimated value of the Auto-Callable Trigger PLUS will be less than the public offering price” above.

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